Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), effective as of September 13, 2006, is between Curis, Inc., having a place of business at 61 Moulton Street, Cambridge, MA 02138 (“Curis”), and Lee Rubin, Ph.D. (“Consultant”).

WHEREAS, Curis desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide consulting services to Curis as provided in this Agreement;

NOW, THEREFORE, in consideration of the promises set forth in this Agreement, Curis and Consultant hereby agree as follows:

1. Term. The term of this Agreement shall be for a period of three (3) years from the effective date or until earlier terminated by either party. Either party may terminate this Agreement by providing thirty (30) days prior written notice to the other party.

2. Consulting duties.

(a)	During the term of this Agreement, Consultant shall provide Curis, in accordance with the specifications outlined in the attached Project Exhibit A, and any other Project Exhibits which may be attached hereto from time to time, as agreed to in writing by both parties, such consulting services at such times and places as Curis may from time to time request. Curis shall give Consultant reasonable advance notice of any service required.

(b)	All work to be performed by Consultant for Curis shall be under the general supervision of Curis’ Interim Chief Scientific Officer, Dr. Joseph Davie or his successor Chief Scientific Officer or Chief Medical Officer.

(c)	Consultant shall devote his best efforts and ability to the performance of the duties attaching to this obligation, devoting an amount of time as mutually agreed. All work performed by Consultant for Curis shall be at times reasonably convenient to him. Consultant agrees to furnish Curis with written reports with respect to such consulting services if and when requested by Curis.

3. Compensation. In consideration for the services rendered by Consultant to Curis during the term of this Agreement, Curis shall compensate Consultant as follows:

(a)

Curis shall pay Consultant compensation in the amount of Twelve Hundred Dollars ($1200.00) per day for each day of consulting work, or One Hundred and Fifty Dollars ($150.00) per hour for portions thereof of consulting work performed on behalf of Curis, not to exceed $40,000 for the term of this Agreement, unless otherwise agreed to in advance and in writing by Curis. Payment of such amounts will be made upon Curis’ approval of a detailed invoice describing the consulting services performed by Consultant. Curis shall reimburse Consultant for reasonable out-of-pocket expenses incurred in the performance of his duties hereunder as requested by Curis upon presentation of reasonably detailed receipts.

(b)	As additional consideration for services provided pursuant to Section 2, Curis will recommend that the Board of Directors issue a one time, non-statutory stock option for Consultant to purchase Two Hundred and Fifty Thousand (250,000) shares of Curis Common Stock at an exercise price equal to the fair market value on the date of grant. It is currently expected that the Board of Directors will approve this stock option grant on or about September 13, 2006. The stock options will vest immediately upon achievement of the following performance milestones, and in accordance with the other terms and conditions of the Stock Option Agreement:

•	50,000 shares shall vest upon Genentech’s filing of an Investigational New Drug Application for the first Hedgehog antagonist solid tumor product candidate under collaboration with Genentech pursuant to the Collaborative Research, Development and License Agreement dated June 11, 2003, as amended;

•	50,000 shares shall vest upon the receipt by Curis of the milestone payment for the achievement of the First Agreement Compound designated by Wyeth as a Clinical Development Candidate pursuant to the Amended and Restated Collaboration, Research and License Agreement dated April 29, 2005;

•	100,000 shares shall vest upon receipt by Curis of the milestone payment for the achievement of the First Dosing of an Agreement Compound in a Human Patient pursuant to the Amended and Restated Collaboration, Research and License Agreement dated April 29, 2005; and

•	50,000 shares shall vest upon Curis’ receipt of written notice from Genentech electing to extend the Research Term for an additional year to continue collaborative research activities with respect to the field of oncology or non-oncology, subject to Genentech funding at least four (4) FTEs in accordance with Section 3.1(b), pursuant to the Drug Discovery Collaboration Agreement dated April 1, 2005.

4. Status/Non-Compete.

(a)	Consultant’s relation to Curis shall be that of an independent contractor and neither this Agreement nor the services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. Consultant shall not be deemed an agent for any purpose and shall have no authority to bind Curis.

(b)	The terms and conditions of the Invention, Non-Disclosure and Non-Competition Agreement executed by Consultant, in his capacity as an employee of Curis, on

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August 1, 2000 (incorporated herein as Exhibit B) shall continue to apply with full force and effect and for a period of one year from the date of termination as an employee of Curis.

(c)	For the term of the Agreement and for a period of one year thereafter, but at least until June 11, 2008, Consultant agrees that he will not engage in drug discovery research or development, on behalf of Harvard or any other entity, relating to compounds that modulate the Hedgehog pathway or the Wnt pathway as the primary mechanism of action of such compounds.

5. Inventions, Proprietary Rights and Disclosures.

(a)	Consultant agrees to disclose promptly to Curis all inventions, discoveries, designs, improvements and all other intellectual property rights (collectively referred to as “Inventions”) made or perfected in the performance of, or arising out of, the work to be performed by Consultant for Curis, and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by Curis), properly corroborated, to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of Curis at all times. All such Inventions and patents therefor shall be the exclusive property of Curis. Consultant hereby undertakes and agrees to execute such assignments and other papers which, in the opinion of Curis, are necessary at any time to permit the filing and prosecution of copyrights, applications for copyrights, applications for patents covering the Inventions or are otherwise required for compliance with the provisions of this paragraph.

(b)	Consultant agrees that the services furnished pursuant to the work to be performed hereunder, the data and Inventions generated by the said work and any and all information, data, specifications, techniques, formulae and processes disclosed by Curis in connection therewith (collectively referred to as “Confidential Information”) are the property of Curis and are confidential and proprietary to Curis. Consultant agrees that he/she shall not use Confidential Information for any purpose other than as advised or directed by Curis regardless of whether such Confidential Information has been furnished or made available to Consultant by Curis or is original with Consultant. Without Curis’ express written consent first obtained, Consultant agrees that he/she shall not disclose or make available any Confidential Information to any third party regardless of whether such Confidential Information has been furnished or made available to Consultant by Curis or is original with Consultant. Consultant shall not discuss the nature of his/her activities in connection with Curis with anyone except authorized representatives of Curis. At Curis’ request, Consultant shall provide Curis with all Confidential Information furnished to Consultant by Curis or original with Consultant in connection with his/her services furnished hereunder which has been reduced to writing and retain no copies thereof. Consultant understands that in receiving Confidential Information, he/she receives no right to a license, implied or otherwise, under any patent or other rights now or hereafter owned or controlled by Curis.

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(c)	The foregoing obligations of confidentiality and non-use shall not apply to:

(1) information which at the time of disclosure by Curis hereunder to Consultant or at the time of generation by Consultant is in the public domain;

(2) information which after disclosure by Curis to Consultant or generation by Consultant is published or otherwise becomes part of the public domain through no fault of Consultant, but only after it is so published or so becomes part of the public domain;

(3) information received by Consultant from a third party who is legally in possession of the same and not under an obligation of confidentiality with respect thereto; or

(4) information which was already in Consultant’s possession at the time of receipt from Curis, as evidenced by written records;

however, Confidential Information shall not be deemed within the foregoing exceptions if

(i)	specific information is merely embraced by more general information in the public domain or Consultant’s possession, or

(ii)	it constitutes a combination which can be reconstructed from multiple sources in the public domain or Consultant’s possession, none of which shows the whole combination of the Confidential Information.

(d)	Consultant warrants and represents that no trade secrets or other confidential information of any other person, firm, corporation, institution or other entity will be wrongfully disclosed by him/her to Curis in connection with any of the services called for hereunder. Consultant further warrants and represents that none of the provisions of this Agreement, nor the services which will be performed by Consultant pursuant to the work to be performed hereunder, contravenes or is in conflict with any agreement of Consultant with, or obligation to, any other person, firm, corporation, institution or other entity including, without limiting the generality of the foregoing, employment agreements, consulting agreements, disclosure agreements or agreements for assignment of inventions. Consultant agrees that his/her services to other enterprises may result in a conflict of interest with his/her obligations to Curis under this Agreement, and agrees to inform Curis of his/her services to other enterprises and, in the case of conflict of interest, to immediately inform Curis and resolve the conflict in a mutually satisfactory manner.

6. Survival of Provisions. The provisions of paragraphs 4 and 5 hereof shall survive the termination or expiration of this Agreement.

7. Assignability and Binding Effect. Neither this Agreement nor any interest shall be assignable by either party unless such assignment is mutually agreed to in writing by the parties hereto; provided, however, that Curis may assign this Agreement to any

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corporation with which Curis may merge or consolidate or to which Curis may assign substantially all of its assets or that portion of its business to which this Agreement pertains without obtaining the agreement of Consultant.

8. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

9. Notices. Any notices or other communications hereunder by either party shall be in writing and shall be deemed to have been duly given if delivered personally to the other party or sent by registered or certified mail, return receipt requested, to the other party at the following addresses:

If to Curis:	Curis, Inc.
61 Moulton Street
Cambridge, MA 02138
Attention: Legal Department

If to Consultant:	Lee Rubin, Ph.D.
[address]
[address]
Phone: [ ]
Email: [ ]

or at such other address as such other party may designate in conformity with the foregoing.

10. Entire Agreement; Modification. This document sets forth the entire Agreement between the parties hereto with respect to the subject matter hereof. This Agreement shall not be changed or modified in any manner except by an instrument signed by the duly authorized officers of each of the parties hereto, which document shall make specific reference to this Agreement and shall express the plan or intention to modify same.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page To Follow]

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IN WITNESS WHEREOF, this Agreement is executed under seal by both parties and deemed to be governed by the laws of the Commonwealth of Massachusetts, exclusive of its conflicts of law principles.

CURIS, INC.		CONSULTANT:

By:	/s/ Michael P. Gray	By:	/s/ Lee Rubin
Name:	Michael P. Gray	Name:	Lee Rubin
Title:	Chief Financial Officer	SS#:	[ ]

Date:	September 14, 2006	Date:	September 5, 2006

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Exhibit A

At such times and places as Curis may from time to time request, Dr. Rubin shall provide to Curis periodic scientific support on ongoing Curis projects including, but not limited to, the following: (a) Hedgehog programs and (b) Wnt program. These services may include, but are not limited to, drug development and screening consulting services, evaluation of lead candidates, and attendance at periodic steering committee meetings. Curis shall provide Dr. Rubin with reasonable advance notice of any service required. Dr. Rubin agrees to furnish Curis with written reports for consulting services if and when requested by Curis.

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Exhibit B

CURIS

INVENTION, NON-DISCLOSURE AND

NON-COMPETITION AGREEMENT

This Agreement is made this 1st day of August, 2000, between Curis, Inc., a Delaware corporation (hereinafter referred to as the “Company”), and Lee Rubin (the “Employee”).

In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1.	Proprietary Information

(a) The employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plan, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b) The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or the Employee.

2.	Developments

(a) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived, or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the law of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interest in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

3.	Non-competition

(a) While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(i) as an individual proprietor, partner, stockholder, officer, employee, director joint venturer investor lender consultant or in any other Illegible

(other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company), engage in the business of developing, designing, producing, marketing, selling or rendering (or assisting any other person in developing, designing, producing, marketing, selling or rendering) products or services competitive with those being developed, designed, produced, marketed, sold or rendered by the Company while the Employee was employed by the Company; or

(ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

(b) If the Employee violates the provisions of Section 3(a), the Employee shall continue to be bound by the restrictions set forth in Section 3(a) until a period of one year has expired without any violation of such provisions.

4.	Non-Solicitation

(a) While the Employee is employed by the Company and for a period of two years after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company.

(b) If the Employee violates the provisions of Section 4(a), the Employee shall continue to be bound by the restrictions set forth in Section 4(a) until a period of two years has expired without any violation of such provisions.

5.	Other Agreements

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company on Appendix A to this Agreement, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his/her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to his/her employment with the Company, and the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6.	United States Government and Third Party Obligations

The Employee acknowledges that the Company from time to time may have agreements with the other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7.	No Employment Contract

The Employee understands that this Agreement does not constitute a contract of employment and does not imply that his/her employment will continue for any period of time.

8.	Miscellaneous

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(d) No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

(f) The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

(g) If any restriction set forth in Sections 3 or 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(h) This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

Curis, Inc.

Name:	Bruce Hudson
please print

Name:	/s/ Bruce Hudson
signature
Title:	VP, Human Resources

Date:	08/01/00

Employee

Name:	Lee Rubin
please print

Name:	/s/ Lee Rubin
signature

Date:	January 15, 2001

APPENDIX A

OTHER AGREEMENTS:

Initial

None

Those listed below: